UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2016

KBS GROWTH & INCOME REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	333-207471	47-2778257
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of the Commonwealth Building (which is described in Item 2.01) is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On June 30, 2016, the Company, through an indirect wholly owned subsidiary (the “Owner”), acquired from UPI Commonwealth LLC, an indirect subsidiary of Unico Investment Group, LLC, a 14-story Class A office building containing 219,742 rentable square feet located on approximately 0.46 acres of land in Portland, Oregon (the “Commonwealth Building”). The seller is not affiliated with the Company or KBS Capital Advisors, LLC, the Company’s external advisor.  The purchase price of the Commonwealth Building was $69.0 million plus closing costs.  The Company funded the purchase of the Commonwealth Building with proceeds from the primary portion of its now terminated private offering and proceeds from the Commonwealth Building Mortgage Loan (discussed in Item 2.03 below.)
The Commonwealth Building was built in 1948 and renovated from 2013 to 2015. As of June 1, 2016, the Commonwealth Building was approximately 94% leased to 25 tenants. The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements), for the tenants of the Commonwealth Building is approximately $4.8 million. The current weighted-average remaining lease term for the tenants is approximately 3.7 years. The current weighted-average rental rate (net of rental abatements) over the remaining lease term is $25.57 per square foot.
The Commonwealth Building has one tenant, Quantum Spatial, Inc., that individually occupies more than 10% of the total rentable square feet of the property. The tenant provides spatial analytics intelligence and enablement solutions. This tenant occupies 24,350 rentable square feet or approximately 11% of the total property rentable square feet at the Commonwealth Building. Its lease expires on March 31, 2023, with a five-year extension option. As of June 1, 2016, the annualized base rent for this tenant was approximately $0.6 million, the remaining lease term was approximately 6.8 years and the average rental rate over the remaining lease term was $30.81 per square foot. This tenant represents approximately 13% of the aggregate annual effective base rent of the Commonwealth Building. No other tenant occupies more than 10% of the total rentable square feet of the property.
ITEM 2.03 CREATION OF A DIRECT OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT
On June 30, 2016, in connection with the Company’s acquisition of the Commonwealth Building, the Owner entered into a mortgage loan with Metropolitan Life Insurance Company, an unaffiliated lender, for borrowings up to $47.4 million, secured by the Commonwealth Building (the “Commonwealth Building Mortgage Loan”). At closing, $41.0 million of the loan was funded and the remaining $6.4 million was available for future disbursements, subject to certain terms and conditions contained in the loan documents. The Commonwealth Building Mortgage Loan matures on July 1, 2021, with two one-year extension options, subject to certain terms and conditions contained in the loan documents, and bears interest initially at a floating rate of 215 basis points over one-month LIBOR. Monthly payments are initially interest-only; however, under certain circumstances described in the loan documents, the Company may be required to make payments consisting of both principal and interest. The remaining principal balance, all accrued and unpaid interest and all other sums due under the loan documents are due at maturity. The Company has the right to prepay all or a portion of the Commonwealth Building Mortgage Loan commencing July 1, 2017, subject to certain fees and conditions contained in the loan documents.
KBS GI REIT Properties, LLC (“KBS GI REIT Properties”), the Company’s wholly owned subsidiary, in connection with the Commonwealth Building Mortgage Loan, is providing a guaranty of the payment of certain potential liabilities, costs, losses, damages, fees and expenses incurred by the lender relating to the Commonwealth Building Mortgage Loan as a result of certain intentional actions or omissions of the Owner in violation of the loan documents, or certain other occurrences in relation to the Commonwealth Building and/or the Owner, including the recovery of certain funds under the loan documents, as further described in the guaranty. KBS GI REIT Properties is also providing a guaranty of the principal balance and any interest or other sums outstanding under the Commonwealth Building Mortgage Loan in the event of: certain bankruptcy, insolvency or related proceedings involving the Owner as described in the guaranty; and any transfer of the Owner’s interest in the Commonwealth Building in violation of the loan documents.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before September 16, 2016, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS GROWTH & INCOME REIT, INC.

Dated: July 1, 2016	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer